Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Epoch Biosciences 2003 Stock Incentive Plan, the Epoch Pharmaceuticals, Inc. Incentive Stock Option, Non-qualified Stock Option and Restricted Stock Purchase Plan – 1991 and the Epoch Pharmaceuticals, Inc. Incentive Stock Option, Non-qualified Stock Option and Restricted Stock Purchase Plan – 1993 of our report dated February 6, 2004, except Note 15 as to which the date is March 18, 2004, with respect to the consolidated financial statements of Nanogen, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
December 16, 2004